           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Transition 2025 Fund

We consent to the use in this Registration Statement of Oppenheimer
Transition 2025 Fund, to the reference to our firm under the heading
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information, which is part of such Registration Statement.

                              KPMG LLP

Denver, Colorado
June 26, 2008